UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2010
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	0-27058	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 23, 2010, PAREXEL International Corporation (“PAREXEL” or the “Company”) entered into short term credit facilities with each of JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of America, N.A. (“BOA”). On September 29, 2010, PAREXEL entered into a short term credit facility with KeyBank National Association (“KeyBank”).
The loan facility available from JPMorgan (the “JPMorgan Facility”) consists of a term loan facility for up to $25,000,000 and terminates, with all outstanding loans under it maturing, on December 31, 2010 (the “Maturity Date”). Borrowings made under the JPMorgan Facility bear interest, at PAREXEL’s determination, at a base rate plus a margin (not to exceed a per annum rate of .750%) based on a ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”), or at a fixed rate determined by JPMorgan at its discretion, or at an adjusted LIBOR rate plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the JPMorgan Facility may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the applicable promissory note executed by PAREXEL.
The loan facility available from BOA (the “BOA Facility”) consists of a term loan facility for up to $25,000,000 and terminates, with all outstanding loans under it maturing, on the Maturity Date. Borrowings made under the BOA Facility bear interest, at PAREXEL’s determination, at a base rate plus a margin (not to exceed a per annum rate of .750%) based on the Leverage Ratio, or at a LIBOR rate plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the BOA Facility may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the loan agreement.
The loan facility available from KeyBank (the “KeyBank Facility”, and collectively with the JPMorgan Facility and the BOA Facility, the “Facilities”) consists of a term loan facility for up to $25,000,000 and terminates, with all outstanding loans under it maturing, on the Maturity Date. Borrowings made under the KeyBank Facility bear interest, at PAREXEL’s determination, at a base rate plus a margin (not to exceed a per annum rate of .750%) based on the Leverage Ratio, or at an adjusted LIBOR rate plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the KeyBank Facility may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the loan agreement.
The Facilities are intended to provide funds to meet short-term working capital needs as more fully described below in Item 2.03, which description is incorporated herein in its entirety.
The obligations of PAREXEL under the Facilities may be accelerated upon the occurrence of an event of default under the applicable Facility, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties and cross defaults to material indebtedness.
PAREXEL has banking relationships with JPMorgan Chase Bank, N.A., BOA and KeyBank. PAREXEL, certain subsidiaries of PAREXEL, JPMorgan, JPMorgan Europe Limited, and the lenders party thereto entered into an agreement for a credit facility on June 13, 2008 in the principal amount of up to $315 million (the “208 Facility”), which agreement was amended and restated as of August 14, 2008 and further amended by the first amendment thereto dated as of December 19, 2008, as described in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2010. Both of BOA and KeyBank are lenders under the 2008 Facility.
The foregoing description of the Facilities does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Facilities is incorporated herein in its entirety.
On September 23, 2010, the Company drew down $25,000,000 (the “BOA Borrowing”) under the BOA Facility. On September 27, 2010, the Company drew down $25,000,000 (the “JPM Borrowing”) under the JPMorgan Facility. On September 29, 2010, the Company drew down $25,000,000 under the KeyBank Facility (the “KeyBank Borrowing”, and collectively with the JPM Borrowing and the BOA Borrowing, the “Drawdown”). The proceeds from the Drawdown were used to provide funding to cover short term cash requirements and to create additional availability of funds until the Maturity Date. The increased short-term working capital needs resulted from the implementation of a new project accounting and billing system, which caused delays in client billing during the fiscal quarter ending September 30, 2010. The issues have now been largely resolved.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Promissory Note, dated September 23, 2010, in the original principal amount of $25,000,000, issued by PAREXEL to JPMorgan.
10.2	Credit Agreement, dated as of September 23, 2010, by and between PAREXEL and BOA.
10.3	Credit Agreement, dated as of September 29, 2010, by and between PAREXEL and KeyBank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2010	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and CFO